EXHIBIT 10.2

ADJUSTMENT AGREEMENT

THIS AGREEMENT is made as of the 15th day of June, 2006

B E T W E E N:

UNION SECURITY INSURANCE COMPANY, an insurance company formed under the laws of the State of Iowa, carrying on business in Canada as Fortis Benefits Insurance Company,

(the “Vendor”)

- and -

ASSURANT LIFE OF CANADA, an insurance company formed under the laws of Canada

(the “Purchaser”)

RECITALS

WHEREAS:

A.	The Vendor and the Purchaser entered into an asset purchase and assumption reinsurance agreement dated March 31, 2006 (the “Purchase Agreement”) whereby the Vendor sold, transferred, assigned and conveyed the Assets to the Purchaser and transferred and assigned to the Purchaser the Assumed Liabilities of the Vendor, all of which relate to the insurance business in Canada carried on by the Vendor; and

B.	Pursuant to section 2.6 of the Purchase Agreement, the Net Adjustment Amount to be paid after the delivery of the Closing Statement is to be paid by wire transfer, certified cheque or banker’s draft; and

C.	The Purchaser and the Vendor have determined that the Net Adjustment Amount to be paid by the Purchaser is $33,627,000 and they desire that such amount be paid by the issuance of common shares by the Purchaser instead of by wire transfer, certified cheque or banker’s draft.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

In this Agreement, unless otherwise defined herein, all defined terms shall have the meanings given to them in the Purchase Agreement.

2.	Payment of Adjustment Amount.

The Purchaser agrees to pay $33,627,000 (the “Net Adjustment Amount”) which is equal to:

(i)	the Projected Assets Value minus the sum of the Projected Insurance Liabilities Value and the Projected Assumed Payables Value; minus

(ii)	the Closing Time Assets Value minus the sum of the Closing Time Insurance Liabilities Value and the Closing Time Assumed Payables Value,

as an adjustment to the Purchase Price and such amount shall be paid by the issuance to the Vendor of 33,627 common shares of the Purchaser.

3.	Further Assurances

Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement.

4.	Expenses

Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker’s commission, finder’s fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.

5.	Time of Essence

Time shall be of the essence of this Agreement in all respects.

6.	Entire Agreement

This Agreement together with the Purchase Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Purchase Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this

Agreement and the Purchase Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or the Purchase Agreement.

7.	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.	Language

The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

10.	Successors and Assigns

This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

11.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF the Parties have executed this Agreement.

UNION SECURITY INSURANCE COMPANY

Per:	/s/ Mary Ann Pembroke
Name:	Mary Ann Pembroke
Title:	Vice President

Per:	/s/ Kenneth O. Nix, Jr.
Name:	Kenneth O. Nix, Jr.
Title:	Assistant Vice President and Assistant Controller

ASSURANT LIFE OF CANADA

Per:	/s/ Matthew F. McGuire
Name:	Matthew F. McGuire
Title:	Secretary

Per:	/s/ François Genest
Name:	François Genest
Title: